Exhibit 99.1

Chandler MHM Limited

17th and 36th Floors, Sathorn Square Office Tower

98 North Sathorn Road, Silom, Bangrak, Bangkok 10500, Thailand

Tel: +66-2-009-5000

Date:	14 April 2022

To:	PropertyGuru Group Limited #12-01/04 Paya Lebar Quarter 1 Paya Lebar Link Singapore 40853

Re:	Registration Statement of PropertyGuru on Form F-1

Dear Sirs:

1.	INTRODUCTION

We, Chandler MHM Limited, have acted as a Thai legal counsel to PropertyGuru Group Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), and hereby issue this opinion letter (“Opinion Letter”) solely for your benefit in connection with the registration statement on Form F-1 by the Company filed with the United States Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, in relation to an offering of the Company’s securities by the selling shareholders named therein (the “Offering”).

2.	DOCUMENTS REVIEWED

For the purpose of giving this Opinion Letter, we have examined the constitutional documents listed in Schedule 1 (Documents Reviewed) of the following Thai companies:

(i)	AllProperty Media Co., Ltd.;

(ii)	DDProperty Media Ltd.;

(iii)	PropertyGuru International (Thailand) Co., Ltd.;

(iv)	PropertyGuru Group (Thailand) Co., Ltd.;

(v)	iProperty (Thailand) Co., Ltd.;

(vi)	Kid Ruang Yu Co., Ltd.; and

(vii)	Prakard IPP Co., Ltd.

(collectively referred to as the “Thai Subsidiaries”).

3.	DEFINITIONS

For purpose of this Opinion Letter:

“APM” means AllProperty Media Co., Ltd.;

“Constitutional Documents” means the Certifications Document, the Memorandum of Association, the Articles of Association, and the List of Shareholders, as specified in the list of reviewed documents as stated in Schedule 1 (Documents Reviewed);

“DPM” means DDProperty Media Ltd.;

“FBOA” means Foreign Business Operations Act, B.E. 2542 (1999) of Thailand;

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“IPTH” means iProperty (Thailand) Co., Ltd.;

“KRY” means Kid Ruang Yu Co., Ltd.;

“MOC” means Ministry of Commerce of Thailand;

“PGGT” means PropertyGuru Group (Thailand) Co., Ltd.;

“PGIT” means PropertyGuru International (Thailand) Co., Ltd;

“PIPP” means Prakard IPP Co., Ltd.;

“Thai Laws” means all laws, Constitution, regulations, statutes, orders, decrees including emergency decrees, royal decrees, ministerial decrees, guidelines, notices, circulars, notifications, judicial interpretations and subordinate legislations of Thailand currently in effect;

“Thai Subsidiaries” means any and all of APM, DPM, IPTH, KRY, PGGT, PGIT and PIPP; and

“THB” means the lawful currency of the Kingdom of Thailand.

4.	ASSUMPTIONS

In giving this opinion we have assumed (without making any investigation or inquiry) that:

(a)	each document in Schedule 1 (Documents Reviewed) is complete, correct and in full force and effect and has not been varied or revoked as at the date hereof;

(b)

all public records of the Thai Subsidiaries that we have examined are accurate and that the information disclosed in the searches relating to the relevant Constitutional Documents which we conducted against the Thai Subsidiaries at the MOC are true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information that had been delivered for registration but did not appear on the public records at the date of our searches;

(c)	the register of shareholders is accurate and up-to-date and such information therein is as specified in the list of shareholders provided as a part of the Constitutional Documents;

(d)

the signatures and seals on all the documents submitted to us whether as copies or originals are genuine and any documents delivered to us as copies were complete and correct copies of the originals which are complete and authentic;

(e)	no proceedings have been instituted or steps taken for the winding-up or dissolution of each of the Thai Subsidiaries;

(f)

the Thai shareholder of DPM (i) is a genuine partner who invested in DPM for his own economic benefit and interest, (ii) is not acting as a nominee by holding shares (a) for or on behalf of the foreign shareholders, or (b) in order to assist or enable any foreign nationals to conduct businesses in Thailand that foreign nationals are prohibited or restricted from conducting, (iii) has provided his own contribution for his investment in DPM, and (iv) receive dividends from DPM and hold voting rights in DPM in accordance with DPM’s articles of association;

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(g)

no insolvency proceedings (which include those relating to bankruptcy, liquidation, administration, administrative receivership and reorganization) are in force, or have been commenced, in relation to each Thai Subsidiaries in any jurisdiction; and

(h)

our opinions herein are based, among others, on a review of information and documents provided to us by the Company and for purposes of rendering this Opinion Letter, we have assumed that such information and documents are complete and not misleading and that the Company has not omitted to provide us with information which we have requested for and which may have an effect on this Opinion Letter.

5.	THAI LAW

For the purpose of this Opinion Letter, we do not purport to be experts on, or generally familiar with, any laws other than Thai Laws. Accordingly, we express no opinion herein with regard to any system of law other than Thai Laws as currently applied by the courts of Thailand. This Opinion Letter is to be construed in accordance with Thai Laws as at the date of this Opinion Letter.

6.	SCOPE OF ENQUIRIES

We have made no searches or enquiries concerning, and examined no documents entered into by any person, or any corporate records of the aforesaid, save for those searches, enquiries, documents or corporate records expressly specified in this Opinion Letter as having been made or examined.

Other than as described in this Opinion Letter, we have not assisted in the investigation or verification of the facts, or the reasonableness of any assumption or statement of opinion, contained in any document.

7.	OPINION

Based on the foregoing, we are of the opinion (subject to the assumptions set out in paragraph 4 and qualifications set out in paragraph 8 hereof) that so far as Thai Laws are concerned:

7.1	Status

Each of the Thai Subsidiaries is a private limited liability company duly registered and validly existing under the laws of Thailand and has power under its Constitutional Documents to carry on its business and to own its assets.

7.2	Thai Subsidiaries’ shares

(a)	DPM:

the shareholding structure of DPM is as follows:

(i)	PropertyGuru Pte. Ltd. (“PG”) owns 999 shares, constituting 48.73% of the total shares in DPM;

(ii)	a Thai individual owns 1,050 shares, constituting 51.22% of the total shares in DPM; and

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(iii)	PropertyGuru International (Malaysia) Sdn. Bhd., a Malaysian subsidiary of PG, owns 1 share, constituting 0.05% of the total shares in DPM.

(b)	APM:

the shareholding structure of APM is as follows:

(i)	PG owns 99,996 shares, constituting 49.998% of the total shares in APM;

(ii)	DPM owns 100,002 shares, constituting 50.001% of the total shares in APM; and

(iii)	PropertyGuru International (Malaysia) Sdn. Bhd., a Malaysian subsidiary of PG, owns 2 shares, constituting 0.001% of the total shares in APM.

(c)	PGIT:

the shareholding structure of PGIT is as follows:

(i)	PG owns 49,000 shares, constituting 49% of the total shares in PGIT;

(ii)	APM owns 49,997 shares, constituting 49.997% of the total shares in PGIT;

(iii)	DPM owns 1,000 shares, constituting 1% of the total shares in PGIT;

(iv)	a Finnish individual owns 1 share, constituting 0.001% of the total shares in PGIT;

(v)	a Thai individual owns 1 share, constituting 0.001% of the total shares in PGIT; and

(vi)	a British individual owns 1 share, constituting 0.001% of the total shares in PGIT.

(d)	PGGT:

the shareholding structure of PGGT is as follows:

(i)	PG owns 99,997 shares, constituting 99.997% of the total shares in PGGT;

(ii)	a Finnish individual owns 1 share, constituting 0.001% of the total shares in PGGT;

(iii)	a Thai individual owns 1 share, constituting 0.001% of the total shares in PGGT; and

(iv)	a Thai individual owns 1 share, constituting 0.001% of the total shares in PGGT.

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(e)	IPTH:

the shareholding structure of IPTH is as follows:

(i)	PG owns 98 shares, constituting 48.75% of the total shares in IPTH;

(ii)	PropertyGuru International (Malaysia) Sdn. Bhd., a Malaysian subsidiary of PG, owns 1 share, constituting 0.5% of the total shares in IPTH; and

(iii)	APM owns 102 shares, constituting 50.75% of the total shares in IPTH.

(f)	KRY:

the shareholding structure of KRY is as follows:

(i)	IPTH owns 873,834 shares, constituting 51% of the total shares in KRY;

(ii)	PG owns 839,565 shares, constituting 48.9994% of the total shares in KRY; and

(iii)	PropertyGuru International (Malaysia) Sdn. Bhd., a Malaysian subsidiary of PG, owns 1 share, constituting 0.0006% of the total shares in KRY.

(g)	PIPP:

the shareholding structure of PIPP is as follows:

(i)	IPTH owns 122,632 shares, constituting 99.8% of the total shares in PIPP;

(ii)	PG owns 245 shares, constituting 0.199% of the total shares in PIPP; and

(iii)	PropertyGuru International (Malaysia) Sdn. Bhd., a Malaysian subsidiary of PG, owns 1 share, constituting 0.001% of the total shares in PIPP.

All of the issued shares of each of the Thai Subsidiaries: (a) have been duly authorized and validly issued; (b) are fully paid; and (c) are non-assessable (meaning that each of the Thai Subsidiaries does not have the right to demand further payment from the shareholders of such shares) and, are free and clear of all pledge, encumbrance or claims. The Constitutional Documents of each of the Thai Subsidiaries comply with the requirements of applicable Thai Laws and are in full force and effect.

The ownership structure of the Thai Subsidiaries is, and immediately after the consummation of the Offering will be, in compliance with the requirements of applicable Thai Laws.

7.3	Status of the Thai Subsidiaries under the definition of “foreigner” provided in the FBOA

In determination of the share capital structure of the Thai Subsidiaries, the Thai Subsidiaries are considered majority Thai owned companies and not “foreigners” and thus not be subject to implications of the FBOA (regardless the different rights and entitlements of both ordinary shares and preference shares in DPM).

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Our opinion is based on the following rulings issued by Thai government authorities:

(a)

Pursuant to the Ruling of the Council of the State No. 332/2535, the Council of State laid out a written opinion in 1992 that in determining whether or not a company has the status of a foreign person under the Land Code B.E. 2497 (A.D. 1954) and the Order of the Revolutionary Council No. 281 (repealed and replaced by the FBOA), the actual registered share capital of such person must be considered.

According to the opinion, the different rights of the shareholders prescribed in the articles of association by means of preference shares are legally feasible due to different economic interest of the shareholders.

(b)

Pursuant to the Ruling of the Council of the State No. 426/2528, the Council of State provided a written opinion in 1985 that the feature of preference shares that gives the holder of preference shares different voting right than that of the holder of ordinary shares, is registrable (fifty (50) shares/ one (1) vote in this case). It also mentions that the fixed and cumulative dividend structure for preference shares is legal and a market standard.

(c)

Pursuant to the Ruling of the Council of the State No. 332/2535, the Bureau of Foreign Business Administration, the Department of Business Development, Ministry of Commerce dated 19 July 2011 laid out the different criteria to determine whether a company has foreign status and states that the calculation of foreign shareholding ratio shall be based on non-cumulative share capital of the company and its one upper-tier Thai shareholders.

Shareholding that is one or more levels above the shareholding of the relevant company will not affect the status (whether Thai or foreign shareholders) of such company and will not be considered in calculating the foreign shareholding ratio of such company.

8.	QUALIFICATIONS

This opinion is also subject to the following additional qualifications:

(a)	The FBOA

The FBOA requires foreign individuals, foreign entities, and Thai entities which are majority-owned by foreign individuals or entities (the “foreigners”) to obtain a license or certificate prior to undertaking certain activities in Thailand. Section 17 of the FBOA requires a license for such foreigners which provide “services” of APM, PGIT, KRY and PIPP and “advertisement business” of APM and KRY in Thailand under Annex 3 (21) and Annex 3 (16), respectively, of the FBOA. Interpretation of the regulator supervised the FBOA, i.e., the MOC is published on its website in a form of summary of rulings which correspond to queries from public from time to time. According to the rulings, the term “services” is broadly interpreted which may include, among others, the business of holding of real estate contests and organizing events and a provision of online advertisement services for property businesses via website.

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(b)	Nominee structure under the FBOA

The opinion expressed in paragraph 7.3 is based on the assumption set out in paragraph 4 (f). As a general doctrine, under the FBOA, it is unlawful for a Thai national or entity to hold shares in a Thai company as a nominee for or on behalf of a foreign national in order to assist or enable the foreign national to conduct businesses in Thailand that foreign nationals are prohibited or restricted from conducting. In any case where a Thai investor jointly invests with a foreign investor in a Thai company, there is a possibility that the relevant governmental authorities may elect to investigate such company’s shareholding and corporate structures to determine whether there exists an underlying nominee arrangement in contravention of the FBOA Where the arrangement is found in contravention of the FBOA, the shareholders are subjected to sanctions, and the court may order sanctions against the company’s business operations.

(c)	Limitations on public information and searches

The certified up-to-date corporate information registered with the MOC available does not include information relating to encumbrances, pledges or assignments over corporate assets, nor is it possible to conduct conclusive searches to ascertain whether bankruptcy proceedings have been initiated in Thailand or whether encumbrances, pledges or assignments over such assets exist.

(d)	Laws of Thailand

Insofar as the opinions expressed herein refer to Thai Laws, such references include Royal Decrees, Ministerial Decrees, Ministerial Regulations and Notifications, and Supreme Court judgments, and are limited to those which are published and available to the public as of the date hereof. Nothing has come to our attention indicating that any unpublished laws or Supreme Court judgments exist which would affect any of the opinions expressed herein.

(e)	Fact

We express no opinion on matters of fact.

The opinions expressed herein are as of the date hereof, and we undertake no responsibility to update this opinion after the date hereof and assume no responsibility for advising you of any changes with respect to any matters described in the opinion that may occur subsequent to the date hereof or with respect to the discovery subsequent to the date hereof information not previously known to us pertaining to events occurring prior to the date hereof.

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This opinion is rendered to you solely for the purpose of and in connection with the registration statement of the Company on Form F-1 publicly submitted to the U.S. Securities and Exchange Commission on the date of this opinion, and save as provided herein, this opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by the U.S. Securities and Exchange Commission or any other regulatory agency. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

Sincerely yours,

/s/ CHANDLER MHM LIMITED

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SCHEDULE 1

DOCUMENTS REVIEWED

A. Constitutional Documents:

1.	DPM:

1.1	A copy of the Affidavit of DPM issued by the MOC on 12 April 2022;

1.2	A copy of the Memorandum of Association of DPM certified by the MOC on 12 April 2022;

1.3	A copy of the Articles of Association of DPM certified by the MOC on 12 April 2022;

1.4	A copy of the list of shareholders of DPM as of 31 May 2021 certified by the MOC on 12 April 2022; and

1.5	A copy of share register book of DPM;

2.	APM:

2.1	A copy of the Affidavit of APM issued by the MOC on 12 April 2022;

2.2	A copy of the Memorandum of Association of APM certified by the MOC on 12 April 2022;

2.3	A copy of the Articles of Association of APM certified by the MOC on 12 April 2022;

2.4	A copy of the list of shareholders of APM as of 31 May 2021 certified by the MOC on 12 April 2022; and

2.5	A copy of share register book of APM;

3.	PGIT:

3.1	A copy of the Affidavit of PGIT issued by the MOC on 12 April 2022;

3.2	A copy of the Memorandum of Association of PGIT certified by the MOC on 12 April 2022;

3.3	A copy of the Articles of Association of PGIT certified by the MOC on 12 April 2022;

3.4	A copy of the list of shareholders of PGIT as of 31 May 2021 certified by the MOC on 12 April 2022; and

3.5	A copy of share register book of PGIT;

4.	PGGT:

4.1	A copy of the Affidavit of PGGT issued by the MOC on 12 April 2022;

4.2	A copy of the Memorandum of Association of PGGT certified by the MOC on 12 April 2022;

4.3	A copy of the Articles of Association of PGGT certified by the MOC on 12 April 2022;

4.4	A copy of the list of shareholders of PGGT as of 31 May 2021 certified by the MOC on 12 April 2022; and

4.5	A copy of share register book of PGGT;

5.	IPTH:

5.1	A copy of the Affidavit of IPTH issued by the MOC on 12 April 2022;

5.2	A copy of the Memorandum of Association of IPTH certified by the MOC on 12 April 2022;

5.3	A copy of the Articles of Association of IPTH certified by the MOC on 12 April 2022;

5.4	A copy of the list of shareholders of IPTH as of 3 August 2021 certified by the MOC on 12 April 2022; and

5.5	A copy of share register book of IPTH;

6.	KRY:

6.1	A copy of the Affidavit of KRY issued by the MOC on 12 April 2022;

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6.2	A copy of the Memorandum of Association of KRY certified by the MOC on 12 April 2022;

6.3	A copy of the Articles of Association of KRY certified by the MOC on 12 April 2022;

6.4	A copy of the list of shareholders of KRY as of 3 August 2021 certified by the MOC on 12 April 2022; and

6.5	A copy of share register book of KRY; and

7.	PIPP:

7.1	A copy of the Affidavit of PIPP issued by the MOC on 12 April 2022;

7.2	A copy of the Memorandum of Association of PIPP certified by the MOC on 12 April 2022;

7.3	A copy of the Articles of Association of PIPP certified by the MOC on 12 April 2022;

7.4	A copy of the list of shareholders of PIPP as of 3 August 2021 certified by the MOC on 12 April 2022; and

7.5	A copy of share register book of PIPP.

B. Other Documents:

1.	Shareholders Agreement in relation to DPM dated 11 September 2019 between PG and Mr. Ohm Ammaramorn

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